SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): May 20, 2008

Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11397 (Commission File Number)	33-0628076 (I.R.S Employer Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of principal executive offices) (Zip Code)
(949) 461-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
AMENDMENT OF 2006 EQUITY INCENTIVE PLAN
On May 20, 2008, at the 2008 Annual Meeting of Stockholders of Valeant Pharmaceuticals International (the “Company”, or “Valeant”), the Company’s stockholders approved an amendment to the Company’s 2006 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock available for issuance under the Plan by 4,840,000 shares (the “Plan Amendment”). The Company’s Board of Directors had approved the Plan Amendment on March 26, 2008, subject to stockholder approval.
A copy of the Company’s 2006 Equity Incentive Plan, as amended by the Plan Amendment, is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
EXECUTIVE INCENTIVE PLAN
On May 20, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved the performance bonus program for fiscal year 2008 under the Company’s Executive Incentive Plan.
The Executive Incentive Plan is aimed at recognizing and rewarding the Executives who significantly influence the strategy, direction and performance of the Company. Valeant’s Executive Incentive Plan is built upon the strategic plan of the Company:
•	It is designed to recognize and reward contributions to Valeant’s success.

•	It provides our Executives with a powerful incentive to achieve strategic goals.
Each bonus award depends on the Executive’s base salary and grade level, on how well the Company succeeds in meeting certain strategic goals.
Plan Overview
The Executive Incentive Plan includes only participants in the Company’s Executive Management Team. An Executive must be hired before October 1 of the plan year to be eligible for the current year’s award and must be an employee on the day the award is paid. The Executive must also have a minimum of “meets expectations” on his or her annual performance appraisal. Eligibility to participate in one year does not guarantee eligibility in succeeding years.
Participation in the Executive Incentive Plan precludes participation in any other annual incentive plan, sales compensation plan, or special retention program unless specifically approved by the CEO of Valeant.
The Compensation Committee of the Board of Directors has approved Valeant’s performance goals for this year based on initiatives of the Company to focus the business, maximize the Company’s pipeline and restructure the Company’s internal organization.
On an exception basis, once the formula award has been calculated, the CEO may recommend to the Compensation Committee an increase (or decrease) of an Executive’s award up to 25% of the target award to recognize special circumstances. In making such a recommendation, the CEO shall present to the Compensation Committee information regarding such factors as overall company performance, factors beyond the control of the Plan participant, and facts and circumstances which were not, and could have not been, anticipated by the Executive. Such recommendation shall only be implemented upon the further recommendation to, an approval of, the Board of Directors. A Discretionary Adjustment is not normal and will be made only as a true exception.
How Awards are Determined
The objective of all Executives is to deliver consistent shareholder value. As a result, the Board of Directors reserves the right to terminate the Company’s Executive Incentive Plan based on financial performance of Valeant or significant diminution in the Company’s stock price as determined by the Board of Directors of Valeant.
Incentive payments will not be made to participants of a division, unit or function that fails to meet Sarbanes Oxley Section 404 standards.
The Board of Directors, upon recommendation of the Compensation Committee, may adjust the bonus of any one or more of the Executives downward by a maximum of 25%, for extraordinary circumstances.
Payout of Awards
Payments are made in cash (paycheck), in local currency, within 2-1/2 months following the end of the fiscal year, but not before the release of year-end results. An Executive’s award is subject to applicable withholdings.
Changes in an Executive’s Employment Status
If an Executive Leaves the Company — If an Executive leaves Valeant during the year, eligibility for the Executive’s award will depend on the reason the Executive is leaving.
Death, Disability, or Retirement — The Executive’s award will be pro-rated based on the number of full months the Executive has been employed during the year. The pro-rated award will be paid at the time Incentive Plan payments are made to all participants.
Other Reasons — If the Executive resigns or is terminated before the awards are paid, the Executive forfeits his or her award.
EMPLOYMENT ARRANGEMENTS WITH MR. PEARSON
     As previously reported, the Company entered into an employment agreement with Mr. J. Michael Pearson (the “Employment Agreement”), effective as of February 1, 2008, with respect to his employment as Chief Executive Officer and election to the Board of Directors as a director and Chairman.
     Under the Employment Agreement, Mr. Pearson’s annual bonus for 2008 was guaranteed to be a minimum of $1,000,000. Mr. Pearson has agreed with the Company to waive the guarantee of his 2008 bonus and the amount of any such bonus will instead be determined by the Compensation Committee of the Board of Directors based on its evaluation of Mr. Pearson’s performance of his strategic initiatives.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Valeant Pharmaceuticals International 2006 Equity Incentive Plan, as amended (previously filed as Annex E to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 4, 2008 and incorporated herein by reference).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2008	VALEANT PHARMACEUTICALS INTERNATIONAL
	By	/s/ Eileen C. Pruette
Eileen C. Pruette
Executive Vice President, General Counsel